Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

DATED MAY 15, 2020

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE		1
1.1	Agreement to Purchase and Sell.	1
1.2	Further Assurances.	2
ARTICLE 2 PURCHASE PRICE		2
2.1	Purchase Price.	2
ARTICLE 3 POST-CLOSING OBLIGATIONS; RIGHTS		3
3.1	Post-Closing Obligations.	3
3.2	Non-Compete.	3
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		4
4.1	Organization.	4
4.2	Authorization.	5
4.3	Company Securities.	5
4.4	Subsidiaries.	6
4.5	Absence of Restrictions and Conflicts.	6
4.6	Real Property.	6
4.7	Title to Assets; Related Matters.	6
4.8	Inventory and Products.	7
4.9	Advertising.	8
4.10	Information Technology.	9
4.11	Financial Statements.	10
4.12	Absence of Certain Changes.	10
4.13	Legal Proceedings.	11
4.14	Compliance with Law.	11
4.15	Company Contracts.	12
4.16	Taxes.	12
4.17	Employment Matters.	13
4.18	Gifts and Benefits.	13
4.19	Export Control Laws.	14
4.20	Manufacturing Relationships.	14
4.21	Insurance.	14
4.22	Environmental, Health and Safety Matters.	14
4.23	Intellectual Property.	16
4.24	Transactions with Affiliates.	17
4.25	Accounts Receivable.	18
4.26	Licenses.	18
4.27	Brokers, Finders and Investment Bankers.	18
4.28	Employee Benefit Plan; Profit Sharing and Incentive Compensation Plans; Bonuses.	18
4.29	Data Room; Information Supplied.	18
4.30	Confidentiality.	19
4.31	No Indebtedness.	20
4.32	Release.	20
4.33	Insurance.	21
4.34	Approval of Agreement.	21
4.35	Additional Representations, Acknowledgements and Warranties of the Seller Regarding the Purchaser Shares.	21
4.36	No Untrue Representation or Warranty.	23
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		24
5.1	Organization.	24
5.2	Authorization.	24
5.3	Purchaser Capitalization.	24

5.4	Absence of Restrictions and Conflicts.	24
5.5	Independent Investigation.	25
5.6	Investment Intent.	25
5.7	Brokers, Finders and Investment Bankers.	25
5.8	Litigation.	25
5.9	No Integrated Offering.	25
5.10	Foreign Corrupt Practices Act.	25
5.11	Compliance with Law.	26
5.12	Title and Related Matters.	26
5.13	Approval of Agreement.	26
5.14	No Other Representations or Warranties.	26
5.15	No Untrue Representation or Warranty.	27
ARTICLE 6 JOINT REPRESENTATIONS AND CONFIRMATIONS		27
6.1	Joint Representations of the Parties.	27
ARTICLE 7 CLOSING		27
7.1	Closing.	27
7.2	Seller Closing Deliveries.	27
7.3	Purchaser Closing Deliveries.	28
7.4	Purchaser Post-Closing Deliveries.	28
ARTICLE 8 INDEMNIFICATION		28
8.1	Indemnification Obligations of the Seller.	28
8.2	Indemnification Obligations of the Purchaser.	29
8.3	Calculation of Indemnification Obligations.	29
8.4	Indemnification Procedure.	30
8.5	Claims Period.	32
8.6	Liability Limits.	32
8.7	Exclusive Remedy.	33
ARTICLE 9 CONSTRUCTION; DEFINITIONS		34
9.1	Definitions.	34
ARTICLE 10 MISCELLANEOUS PROVISIONS		43
10.1	Notices.	43
10.2	Schedules and Exhibits.	44
10.3	Assignment; Successors in Interest.	44
10.4	Captions.	45
10.5	Publicity.	45
10.6	Arbitration.	45
10.7	Mediation.	45
10.8	Governing Law; Consent to Jurisdiction; Waiver of Trial By Jury; Etc.	46
10.9	Severability.	47
10.10	Amendment.	47
10.11	Enforcement of Certain Rights.	47
10.12	Waiver.	48
10.13	Integration.	48
10.14	Cooperation Following the Closing.	48
10.15	Transaction Costs.	48
10.16	Construction.	48
10.17	No Presumption from Drafting.	49
10.18	Review and Construction of Documents.	49
10.19	Electronic Signatures.	49

Securities Purchase Agreement

Page i

LIST OF EXHIBITS

Exhibit A	Form of Certificate of Designation of Series B Convertible Preferred Stock
Exhibit B	Form of Share Registration Form
Exhibit C	Form of Certificate of Accredited Investor Status
Exhibit D	Form of Stock Power and Assignment of Uncertificated Common Stocks

Securities Purchase Agreement

Page ii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 15, 2020, is made and entered into by and between American International Holdings Corp., a Nevada corporation (the “Purchaser”), and Global Career Networks Inc, a Delaware corporation (the “Seller”), the sole owner of Life Guru, Inc., a Delaware corporation (the “Company”). The Purchaser and the Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns 100% of the outstanding capital stock of the Company;

WHEREAS, the Company is the owner and developer of the website www.LifeGuru.me – a website dedicated to providing an online platform to connect consumers to a variety of mentors, professionals, life coaches and career coaches (the “Company Business”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller will sell to the Purchaser, and the Purchaser will purchase from the Seller, a 51% interest in the capital stock of the Company, representing an aggregate of 2,040 shares of the Company’s common stock (the “Company Securities”) on the terms and subject to the conditions set forth herein (the “Acquisition”);

WHEREAS, the Board of Directors of the Purchaser and the Seller have approved the terms of the Acquisition as set out in this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound hereby, each Party hereby agrees:

CERTAIN CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS GIVEN TO SUCH TERMS IN ARTICLE 9.

ARTICLE 1

PURCHASE AND SALE

1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Company Securities, free and clear of all Liens.

Securities Purchase Agreement

1.2 Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at the other Party’s reasonable request and without further consideration, execute and deliver to the other Party such instruments of transfer, conveyance and assignment as shall be reasonably requested to transfer, convey and assign the Company Securities to the Purchaser and otherwise to effect the transactions contemplated by this Agreement and the terms and conditions herein.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The aggregate consideration paid for the Company Securities by the Purchaser at Closing shall be (the “Purchase Price”):

2.1.1 500,000 shares (the “Closing Shares”) of restricted Series B Convertible Preferred Stock of Purchaser (“Series B Preferred”) with such rights as set forth on Exhibit A, which the Parties agree and confirm have a value of $500,000; and

2.1.2 Up to an additional 1,500,000 Series B Preferred shares (which the Parties agree have a value of $1,500,000) issuable to the Seller upon the following milestones, provided that such milestones are met prior to the earlier of (i) one (1) year; and (ii) thirty (30) days after the Purchaser has provided the Seller written notice of a breach by the Seller of any provision of this Agreement, which breach has not been reasonably cured within such thirty (30) day period (such earlier date of (i) and (ii), the “Milestone Termination Date”):

(a) 500,000 Series B Preferred shares upon completion of the fully operational LifeGuru.me website (the “First Milestone Shares”);

(b) 500,000 Series B Preferred shares upon such time as 300 coaches have signed up at LifeGuru.me (the “Second Milestone Shares”); and

(c) 500,000 Series B Preferred shares upon such time as 1,000 coaches have signed up at LifeGuru.me (the “Third Milestone Shares”, and together with the First Milestone Shares and Second Milestone Shares, the “Milestone Shares” and such Milestone Shares, together with the Closing Shares, the “Purchaser Shares”).

All Milestone Shares shall be issuable within five (5) Business Days of such applicable milestone being met. No Milestone Shares shall be due or issuable after the Milestone Termination Date.

Securities Purchase Agreement

ARTICLE 3

POST-CLOSING OBLIGATIONS; RIGHTS

3.1 Post-Closing Obligations.

3.1.1 Following the Closing, the Seller shall assist the Company, at its sole cost and expense, with the preparation of financial statements in accordance with US GAAP, pro forma financial information and such other interim financial information as required by Item 2.01 and/or Item 9.01 of Form 8-K and Regulation S-X of the Securities Act, in acceptable form to the Company, as applicable.

3.1.2 Following the Closing, Seller will provide (a) day-to-day management and operational support for the Company; and (b) will also, provide data scraping coach data, buildout of the LifeGuru.com website (which shall be a global site for life coaching – stress coaching and career coaching which will connect coaches to users in real-time) and marketing management services, at no cost to the Company.

3.2 Non-Compete. For good and valuable consideration, including the Closing Shares, which the Seller acknowledges the receipt and sufficiency of, Seller agrees that for a period of three (3) years following the Closing (the “Non-Compete Period”), Seller (whether by itself, its individual owner, through its Affiliates, employers or employees or agents or otherwise, and whether on its own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, renting, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area, except in each case through the Company (the “Non-Compete”). Seller agrees that but for agreeing to the terms of this non-compete, the Purchaser would not have agreed to make the Acquisition. For purposes of this Section  3.2 and this Agreement in general, the following terms shall have the following meanings:

3.2.1 “Applicable Date of Determination” means the date or dates that Seller competes against, seeks to compete against, or is alleged to have competed against, the Company, in violation of, or in compliance with, the terms of this Agreement.

3.2.2 “Restricted Area” means (A) any State (in the United States); and/or (B) any other geographic area (Providence, if such Restricted Area is in Canada, or country, if such Restricted Area is in a country other than the United States or Canada), in which the Company provides Restricted Services or Restricted Products, directly or indirectly as of the Closing Date, the Applicable Date of Determination or during the two years prior to the Applicable Date of Determination.

Securities Purchase Agreement

3.2.3 “Restricted Products” means any product or service, that the Company or any of its subsidiaries and/or any of their Affiliates or subsidiaries is researching, developing, manufacturing, distributing, selling and/or providing at any time during the two years prior to the Applicable Date of Determination.

3.2.4 “Restricted Services” means the manufacture, sale, or distribution of Competing Products and/or any other services that the Company or any of its subsidiaries and/or any of their Affiliates or subsidiaries is researching, developing, performing and/or providing at any time during the two years prior to the Applicable Date of Determination.

Every provision of this Section  3.2 is intended to be severable. If, in any jurisdiction, any term or provision of this Section  3.2 is determined to be invalid or unenforceable, (a) the remaining terms and provisions of this Section  3.2 shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. If a court of competent jurisdiction determines that any covenant or restriction, by the length of time or any other restriction, or portion thereof, set forth in this Section  3.2 is unreasonable or unenforceable, the court shall reduce or modify such covenants or restrictions to those which it deems reasonable and enforceable under the circumstances and, as so reduced or modified, the parties hereto agree that such covenants and restrictions shall remain in full force and effect as so modified. In the event a court of competent jurisdiction determines that any provision of this Section  3.2 is invalid or against public policy and cannot be so reduced or modified so as to be made enforceable, the remaining provisions of this Section  3.2 shall not be affected thereby, and shall remain in full force and effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants the following to the Purchaser as of the date hereof (which shall be automatically re-confirmed as the Closing Date):

4.1 Organization. The Company is a corporation, duly formed, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or registered as a foreign corporation, limited liability company or other organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where such failure to be so qualified or registered will not cause a Company Material Loss. Schedule 4.1 contains a correct and complete list of the jurisdictions in which the Company is qualified or registered to do business as a foreign corporation or limited liability company, as applicable. The Seller has made available to the Purchaser true, complete and correct copies of the Governing Documents of the Company as in effect on the date hereof.

Securities Purchase Agreement

4.2 Authorization. Seller has all necessary power and authority to execute and deliver this Agreement and the Seller Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3 Company Securities.

4.3.1 Schedule 4.3.1 accurately and completely sets forth the capital structure of the Company including the number of, percentage ownership of, and holders of, all securities and equity interests which are authorized and which are issued and outstanding. All of the issued and outstanding equity interests of the Company (a) are duly authorized, validly issued, fully paid and nonassessable and (b) are held of record by the Persons and in the amounts set forth on Schedule 4.3.1. Except as set forth on Schedule 4.3.1, no equity interests of the Company are reserved for issuance or are held as treasury securities, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, pre-emptive rights, subscriptions, Claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the equity interests of the Company; (ii) there are no outstanding contracts or other agreements of the Company, the Seller or any other Person to purchase, redeem or otherwise acquire any outstanding equity interests of the Company, or securities or obligations of any kind convertible into equity interests of the Company; (iii) there are no dividends which have accrued or been declared but are unpaid on the equity interests of the Company; (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company; (v) there are no voting agreements, stockholder agreements or other agreements relating to the management of the Company; and (vi) there are no outstanding agreements or understandings restricting the transfer or sale of the Company Securities, or which prohibit the Purchaser from acquiring the Company Securities pursuant to this Agreement.

4.3.2 The Company has no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the Seller or the Company on any matter.

Securities Purchase Agreement

4.4 Subsidiaries. The Company does not own directly or indirectly, any capital stock or other equities, securities or interests in, or any note or other contractual right exercisable or exchangeable for, or convertible into, any other corporation or in any limited liability company, partnership, joint venture or other entity, except as set forth on Schedule 4.4.

4.5 Absence of Restrictions and Conflicts. The execution, delivery and performance by the Seller of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby: (a) will not create in any party the right to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (b) do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the Governing Documents of the Seller or the Company, (ii) any Company Contract (defined below) or any other contract, agreement, permit, franchise, License or other instrument applicable to the Company, (iii) any judgment, decree or order of any court or Governmental Entity or agency to which the Seller or the Company is a party or by which the Seller or the Company or any of their respective properties are bound, or (iv) any Law or arbitration award applicable to the Company, except in the cases of sub-clauses (ii), (iii) and (iv) of clause (b) where the violation, conflict, breach, default, loss of benefit, acceleration or failure to give notice will not have a Company Material Loss. No consent, approval, order, non-action or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.

4.6 Real Property. The Company owns no Owned Real Property and the only Leased Real Property of the Purchaser is subject to the lease set forth on Schedule 4.6.

4.7 Title to Assets; Related Matters.

4.7.1 The Company has good and valid title, a valid leasehold interest in, or a valid License for, all of the property and assets owned, leased, Licensed, operated or used by the Company, free and clear of all Liens, except Permitted Liens.

4.7.2 All material equipment and other items of tangible personal property and assets owned, leased, Licensed, operated or used by the Company (i) are in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, and (iii) conform to all applicable Laws applicable thereto. Seller has no Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets other than ordinary wear and tear. Except for leased items that are subject to personal property leases, no Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company.

Securities Purchase Agreement

4.7.3 Neither the Seller nor any of its Affiliates (other than the Company) owns or holds any assets or property (tangible or intangible) that are currently being used in connection with the business of the Company.

4.7.4 Schedule 4.7.4 sets forth a listing of all (a) material equipment and assets owned, leased, Licensed, operated or used by the Company in its operations; and (b) all automobiles, trucks, automotive equipment and other vehicles owned, leased or used by the Company in its operations.

4.7.5 The Company’s assets contain, among other things, at least 25 million resumes – 40 million complete LinkedIn Profiles and 100 million consumer records.

4.8 Inventory and Products.

4.8.1 The Company’s Inventory is sufficient for the operation of the Company’s business in the Ordinary Course and is of a quality and quantity usable and saleable in the Ordinary Course. To the Knowledge of the Seller, no Inventory previously sold by the Company is subject to returns in excess of those historically experienced by the Company. The Inventory was acquired or manufactured in the Ordinary Course. On the Closing Date, the Inventory consists of goods usable and saleable in the Ordinary Course. All Inventory is valued at the lower of cost or market, the cost thereof being determined by the average cost method. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the business of the Company as of the date of the Closing (the “Business”). The Products manufactured or sold by the Company in the Ordinary Course are and to the Knowledge of the Seller, have been (i) sold and manufactured in material compliance with all applicable Laws; (ii) fit for ordinary purposes for which they are intended to be used and conform in all material respects to any warranty made with respect to such products; (iii) conformed to the specifications for the manufacture, storage, and handling of such Product in effect at the time of delivery thereof; and (iv) conformed to the documentation supplied with the shipment of such Product. To the Knowledge of the Seller, (i) there is no design defect with respect to any of such products, and (ii) each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Law and current industry practice with respect to its contents and use.

4.8.2 To the Knowledge of the Seller, the Company has no Liability for replacement of any product or other damages in connection therewith or any other customer or product obligations. Since January 1, 2018 (or if applicable, such later date corresponding to the earlier of (a) the date the Company was formed or (b) the date the business of the Company first began operations (the “Formation Date”), there has not been, nor is there currently under consideration by the Company (to the Knowledge of the Seller) any Governmental Entity, any recall, post-sale warning or similar action in respect of any of the Company’s products or any product similar to the Company’s products.

Securities Purchase Agreement

4.8.3 To the Knowledge of the Seller, with respect to the Products, none of the third parties that manufacture, process, package, supply ingredients or packaging materials for or distribute the Products, has since January 1, 2018 (or such later Formation Date) voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action in each case relating to an alleged lack of safety or regulatory compliance of any Product (collectively, a “Recall”). To Seller’s knowledge, none of the Products that are currently released to the market pose a significant or unreasonable risk of illness or injury when consumed in the intended manner and in accordance with the label directions of such Product.

4.8.4 To the Knowledge of the Seller, the Company has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold by the Company. To the Knowledge of the Seller, the Company has not committed any act or failed to commit any act which will result in, and there has been no occurrence which will give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to any product sold by the Company.

4.8.5 (i) To the Knowledge of Seller, there are no defects in design, construction or manufacture of any Products which would materially adversely affect performance or create an unusual risk of injury to persons or property and (ii) there are no citations, decisions, adjudications or written statements by any Governmental Entity or consent decrees stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.8.6 As of the date of this Agreement, to the knowledge of Seller, neither Seller nor the Company has agreed with any existing customer to repurchase, or issue a credit or allow a return in respect of, any Products following the Closing Date.

4.9 Advertising. The Company is in compliance in all material respects, and has been in compliance in all material respects since formation, with all Laws applicable to the Business with respect to the advertising, marketing and communication services (“Regulated Product Marketing Services”) they provide for products regulated by the Federal Trade Commission (“FTC”) and under the Federal Trade Commission Act, including, but not limited to, all applicable Laws related to unfair and deceptive trade, advertising and marketing; and (ii) the Company has not received and is not subject to any administrative or regulatory action, or other similar written or other notice, complaint or inquiry made by the FTC or any comparable Governmental Entity asserting that any element of the Regulated Product Marketing Services is not in compliance with any applicable Laws, and, to the Knowledge of the Seller, no violation is threatened.

Securities Purchase Agreement

4.10 Information Technology.

4.10.1 The Company has taken all commercially reasonable precautions to preserve and document the Company’s material proprietary products, technology and trade secrets and to protect the secrecy, confidentiality and value of its material proprietary products, technology and trade secrets.

4.10.2 To the Knowledge of the Company, on the date hereof, the Company owns or holds valid leases and/or licenses to the Company Systems which are used by or necessary for the Company to conduct its businesses as currently conducted. To the Knowledge of the Company, upon the consummation of the transactions contemplated hereunder, the Company shall have the right to use and access the Company Systems as required to carry on its respective businesses as currently conducted.

4.10.3 In the 12 months preceding the date hereof, to the Knowledge of the Company, no IT Contract Supplier has been in material default of any IT Contract with respect to the provision of information and communications technology services to the Company.

4.10.4 Other than as could not reasonably be expected to result in a material adverse effect on the operations of the Company, the Company maintains and each IT Contract Supplier who manages the Company Systems maintains, appropriate disaster recovery plans and security procedures with respect to the services being provided by any such IT Contract Supplier to the Company.

4.10.5 Since January 1, 2018 (or such later Formation Date), there have been no material interruptions, data losses or similar incidents attributable to the Company Systems owned or used by the Company. To the Knowledge of the Company, the Company Systems owned or used by the Company have the capacity and performance necessary to meet in all material respects the requirements of its respective businesses as currently conducted, with respect to its usage of the Company Systems.

4.10.6 As used herein, “Company Systems” means the material computer and data processing systems, material maintenance service agreements, and material information and material communications technologies used in the businesses of the Company.

Securities Purchase Agreement

4.10.7 As used herein, “IT Contract” means any material contract for the provision of information and communications technology (including hardware, software, databases) services and maintenance services to the Company.

4.10.8 “IT Contract Supplier” means any material third party supplier that is contractually obliged to provide information and communications technology services (including services with respect to hardware, software and databases) and maintenance services to the Company under any IT Contract.

4.11 Financial Statements.

4.11.1 There are no liabilities or obligations of the Company of any nature, whether or not known or unknown, accrued, contingent or otherwise, other than those that are set forth on Schedule 4.11.

4.11.2 The Company maintains a system of accounting controls that is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.12 Absence of Certain Changes.

4.12.1 Since January 1, 2020 (or such later Formation Date) and except as set forth on Schedule 4.12, (i) there has not been any development, event, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect, (ii) there has not been any damage, destruction, loss or casualty to property or assets of the Company with a value in excess of $25,000, whether or not covered by insurance, and (iii) the Company has conducted its businesses in the Ordinary Course and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment with respect to the Company, except those in the Ordinary Course and not otherwise described in this Section 4.12.

4.12.2 Since January 1, 2020 (or such later Formation Date), and except as disclosed on Schedule  4.12, the Company has not (i) incurred any damage, loss or expenses in excess of $10,000 individually or $50,000 in the aggregate or (ii) swept or otherwise paid or transferred any cash out of the Company to the Seller or any of its Affiliates (other than the Company), other than in the Ordinary Course or as permitted hereunder, or (iii) taken any action other than in the Ordinary Course.

Securities Purchase Agreement

4.12.3 Except as set forth on Schedule 4.12, since January 1, 2020 (or such later Formation Date), the Company has not made any amendment to any Tax Returns, made any election, adopted any accounting method or fiscal year, or taken any position in any Tax Returns relating to the Company that is inconsistent with any such election, accounting method, fiscal year or position previously made, adopted or taken with respect to the Company.

4.13 Legal Proceedings.

4.13.1 No suit, action, Claim, arbitration, Proceeding or investigation is pending or, to the Knowledge of the Seller, threatened against, relating to or involving the Company, its respective business or its respective real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”).

4.13.2 No actions, suits, Claims, investigations or other legal Proceedings are pending or, to the Seller’s knowledge, threatened against or by the Seller or the Company, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.14 Compliance with Law.

4.14.1 (i) The Seller (solely with respect to the business of the Company) and the Company is, and since January 1, 2018 (or such later Formation Date), have been, in compliance with all applicable Laws, except where the failure to do so will not have a Company Material Loss; (ii) neither the Seller (solely with respect to the business of the Company), nor the Company has been charged with, nor received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller, neither the Seller (solely with respect to the business of the Company), nor the Company are now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity; (iii) neither the Seller (solely with respect to the business of the Company) nor the Company are a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator; (iv) the Seller (solely with respect to the business of the Company) and the Company have filed all material reports and have all material Licenses required to be filed with any Governmental Entity on or before the date hereof; and (v) the Company has not failed to comply with any Law or authorization by any Governmental Entity to the extent that such failure is reasonably expected to result in or give rise to: (a) any criminal liability in respect of the Company, or (b) any restrictions, penalties, limitations or other Liens being imposed on the Company or its assets that would result in a Company Material Loss.

4.14.2 The Company and its agents are in compliance with all applicable U.S. and foreign Laws and regulations, including the following:

(a) all applicable certification, permitting, valuation, classification, reporting, and recordkeeping requirements concerning the importation of products; and

Securities Purchase Agreement

(b) all applicable anti-bribery prohibitions as set forth in the FCPA against the Company, as a domestic concern other than as an issuer (as defined in the FCPA), making, or authorizing any party acting on the Company’s behalf to make, directly or indirectly, with a corrupt motive, any offer, payment, or promise to pay or give any money, property, services or anything of value to any foreign official (as defined by the FCPA) for the purpose of inducing or influencing any acts or decisions of any foreign official with regard to the Company’s business in order to obtain or retain business for or with, or secure an improper advantage for, the Company.

4.15 Company Contracts.  Each contract of the Company (“Company Contracts”) and all supply contracts and agreements (excluding work orders and purchase orders individually requiring the Company to spend an amount less than $10,000) for the provision of goods or services for the Company, is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Company, and, to the Knowledge of the Seller, each other party to such Company Contract. No material default or breach of the Company, exists under any Company Contract and, to the Knowledge of the Seller, no such default exists with respect to any third party to any Company Contract. The Company is not participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry into any new material contract applicable to the Company or the real or personal property of the Company, except in the Ordinary Course. Each Company Contract that requires the consent of or notice to the other party thereto in order to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby (collectively, the “Required Consents”) has been obtained by the Seller and the Company as of the Closing Date, and as such, no breach, default or violation of any such contract, agreement or other instrument requiring consent or notice in connection with this Agreement or the transactions contemplated herein, has or will occur in connection with the Parties entry into this Agreement or the consumption of the transactions contemplated herein. All Company Contracts are set forth on Schedule 4.15.

4.16 Taxes.

4.16.1 Tax Returns and Payment of Taxes. All Tax Returns of the Company required to have been filed through the date hereof in accordance with applicable Law have been duly filed and are correct and complete in all material respects. All Taxes, deposits of Taxes or other payments relating to Taxes due and owing by the Company (whether or not shown on any Tax Return), have been paid in full. No extensions of time are in effect with respect to the dates on which any Tax Returns of the Company were or are due to be filed. No written Claim has been made since the formation of the Company by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has delivered to the Purchaser correct and complete copies of all federal, state, local and foreign income Tax Returns (together with any agents’ reports) relating to its operations for taxable periods ended on or after December 31, 2017 (or such later Formation Date).

Securities Purchase Agreement

4.16.2 Tax Audits and Other Proceedings. No Claim for any Tax deficiency has been asserted or assessed in writing against the Company, or against the Seller with respect to the Company, which has not been paid or resolved. No Liens for Taxes (other than Taxes not yet due and payable or being contested in good faith by appropriate proceedings) upon any of the assets of the Company exist. To the Knowledge of the Seller, no Claims, audits, or investigations are pending or threatened against the Company, or against the Seller with respect to the Company, for any Tax. No outstanding waivers or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or deficiency thereof exist. No requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company, or any other matters relating to Taxes pending between the Company and any Governmental Entity exist.

4.17 Employment Matters.

4.17.1 The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since December 31, 2017 (or such later Formation Date) there has not been, nor to any Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

4.17.2 The Company is in compliance with all applicable Laws pertaining to employment and employment practices, except to the extent that non-compliance will not result in a Company Material Loss. Except as will not have a Company Material Loss, no actions, suits, Claims, investigations or other legal Proceedings against the Company are pending, or to the Knowledge of the Seller, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of the Company, including, any Claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

4.17.3 The Company will not have any employment agreements in place which survive the Closing, including, but not limited to, any continuing obligations under any prior employment agreements, except as set forth on Schedule 4.17.

Securities Purchase Agreement

4.18 Gifts and Benefits. No Employee, consultant or agent of the Company acting on behalf of such Company has directly or indirectly, given or agreed to give, to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction): (a) any illegal gift or benefit, or (b) any gift or similar benefit which if not continued or repeated in the future, would have a Material Adverse Effect on the relationship of the Company with such Person.

4.19 Export Control Laws. The Company has conducted its export transactions in compliance with applicable provisions of all applicable Laws relating to export controls and regulations.

4.20 Manufacturing Relationships. To the Knowledge of Seller, as of the date of this Agreement, the Company has not received any notice of termination or intent to terminate (or otherwise materially reduce its relationship with the Business) from any Supplier or manufacturer of Products.

4.21 Insurance. The Company maintains adequate policies of insurance covering the business of the Company (collectively, the “Insurance Contracts”). Such Insurance Contracts are valid and binding in accordance with their terms and are in full force and effect. All premiums due thereunder and payable have been paid and, as of the date of this Agreement, no written notice of cancellation or termination has been received by the Seller or the Company with respect to any Insurance Contracts. True and correct copies of such policies of insurance have been delivered to Purchaser. All such policies are valid, binding, outstanding and enforceable policies. There is no pending or to the knowledge of Seller, threatened claims relating to any Insurance Contracts. No notice of cancellation or termination has been received by the Company or its Affiliates with respect to any such policy, and no act or omission has occurred which could reasonably be expected to result in cancellation of any such policy prior to its scheduled expiration date. The Company has not been refused any insurance with respect to any material aspect of its operations nor has its coverage been materially limited by any insurance carrier to which it has applied for insurance. Neither the Company, nor any Affiliate of the Company, has received any notice from any insurance carrier issuing any such policy that insurance rates therefore will hereafter be materially increased or that there will hereafter be a cancellation or a material increase in a deductible or a nonrenewal of any such policy. Such policies of insurance are sufficient in all material respects for compliance by the Company with all applicable requirements of Law and with the applicable requirements of all contracts to which they are a party.

4.22 Environmental, Health and Safety Matters.

4.22.1 Except as will not have a Company Material Loss, the Company possesses all material permits and approvals required under, and each is in material compliance with, all applicable Environmental Laws, and the Company is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws or contained in any other applicable Law;

Securities Purchase Agreement

4.22.2 The Company has not received notice of actual or threatened Liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party;

4.22.3 To the Knowledge of the Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that are reasonably likely to (i) interfere with or prevent compliance or, to the Seller Knowledge, continued compliance by the Company with all Environmental Laws’ or (ii) give rise to any Liability to the Company, including Liability under CERCLA or any similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the reasonable basis of any Claim, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, Release or threatened or anticipated Release into the environment, of any Hazardous Material, except for any such Claims (individually or in the aggregate with all such Claims) that would not have nor would reasonably be expected to have a Material Adverse Effect;

4.22.4 The Company has not, other than in the Ordinary Course, caused any Hazardous Materials to be present, used, manufactured, handled, generated, treated, stored, accumulated, placed, processed or Released, in, on, at, upon, under or from any surface soil or surface water, any subsurface soil or subsurface water/groundwater, any building component or any structure or premises of any Company Real Property or any other real property leased or otherwise used at any time by the Company in connection with the operation of the Company, except in compliance with Environmental Laws;

4.22.5 Except for such items on, in or under the Real Property that do not have and would not reasonably be expected to have a Material Adverse Effect, there is not now nor, to the Seller’s Knowledge, has there been on, in or under any Real Property: (i) any generation, processing, treatment, storage, recycling, disposal or arrangement therefor, of any Hazardous Material; (ii) any aboveground or underground storage tanks or surface impoundments; or (iii) except in compliance with applicable Environmental Laws, any asbestos or asbestos-containing material, any Polychlorinated Biphenyls (PCBs) in any hydraulic oils, transformers, capacitors or other electrical equipment or any mold, bacteria, or fungi;

4.22.6 The Company has not entered into or agreed to enter into, or has not contemplated entering into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

Securities Purchase Agreement

4.22.7 To the Knowledge of the Seller, (a) the Company has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past two (2) years and through the Closing Date; (b) the Company has not paid any fine, penalty or assessment within the prior three (3) years and through the Closing Date with respect to a violation of Environmental Laws; and (c) the Company is not subject to Liability in connection with the presence of any Hazardous Materials in, on, at, upon, under or from any surface soil or surface water, any subsurface soil, subsurface water or groundwater, any building component or any structure;

4.22.8 To the Knowledge of the Seller, the Company is not subject to any material Claim, obligation, Liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and which arises out of any act or omission of the Company, or the Company’s employees, agents or other Representatives or out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property; and

4.22.9 The Company has made available to the Purchaser correct and complete copies of all environmental audits, assessments, reports, correspondence, memoranda, computer data and the complete files relating to environmental matters of the Company and all other documents materially bearing on environmental, health or safety Liabilities, relating to the past or current operations, properties or facilities of the Company, in each case which are in their possession.

4.22.10 The representations and warranties set forth in this Section 4.22 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

4.23 Intellectual Property.

4.23.1 Schedule 4.23 contains a list of all Company Registered Intellectual Property, which identifies all Company Registered Intellectual Property, and identifies that which is owned and that which is Licensed by the Company.

4.23.2 To the Knowledge of the Seller, with the exception of any pending application, no Company Registered Intellectual Property or product or service used by the Company related to Company Registered Intellectual Property is subject to any Proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Company or (ii) that may affect the validity, use or enforceability of the Company Registered Intellectual Property or any such product or service, other than any Proceedings or outstanding decrees, orders, judgments, agreements or stipulations that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Loss. With the exception of any pending application, each item of Company Registered Intellectual Property is valid and subsisting.

Securities Purchase Agreement

4.23.3 The Company owns and has good and exclusive title to, or has Licenses (sufficient for the conduct of the Company’s business as currently conducted) to, each material item of Company Intellectual Property, free and clear of any Lien (excluding Licenses and related restrictions); and the Company is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names (including, but not limited to “Life Guru”) and domain names used by the Company, including the sale of any products or the provision of any services of the Company, free and clear of all Liens. The Company has not granted any rights or interest in the Company Intellectual Property to a third party. In addition to, and in no way in limitation of the foregoing, at or prior to Closing, the Company shall hold a valid License for, or otherwise have a valid right to use, any software used in or necessary for the conduct of its business as currently conducted.

4.23.4 The Company owns exclusively and has good title to all copyrighted works used by the Company that (i) are products of the Company or (ii) the Company otherwise expressly purports to own, free and clear of all Liens. No works of original authorship are used by the Company or prepared by or on behalf of the Company, regardless of whether the Company has obtained or is seeking a copyright registration for such works.

4.23.5 To the Knowledge of the Seller, the operations of the Company as currently conducted, including the Company’s design, development, marketing and sale of the products or services of the Company (including with respect to products currently under development), has not, does not and shall not infringe or misappropriate in any manner the Intellectual Property of any third party or, constitute unfair competition or trade practices under the Laws of any jurisdiction.

4.23.6 The Seller has no Knowledge of, and has not received written notice of or any other overt threat from any third party, that the operation of the Company as it is currently conducted, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction within the last three (3) years.

4.23.7 To the Knowledge of the Seller, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property.

4.23.8 The Company has a valid and enforceable right to use the name “Life Guru”, as documented by the filings set forth on Schedule 4.23, copies of which have previously been provided by the Seller to the Purchaser.

Securities Purchase Agreement

4.24 Transactions with Affiliates. Except as set forth on Schedule 4.24, none of the Seller, its Affiliates (excluding the Company), any officer or director of the Company, or any Affiliate (excluding the Company) of the Company, no Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, no entity in which any such officer, director or Person owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of the Company has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Company or the properties or assets of the Company; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Company or the properties or assets of the Company; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company. No part of the property or assets of any of the equity owners of any Seller or any direct or indirect subsidiary or affiliate of any of such Person is used by the Company.

4.25 Accounts Receivable. All Receivables (billed and unbilled) of the Company have arisen from bona fide transactions by such Company in the Ordinary Course. To the Knowledge of the Seller, all Receivables of the Company are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof (net of any applicable allowance for doubtful accounts).

4.26 Licenses. Schedule 4.26 is a correct and complete list of all Licenses held by the Company. The Company owns or possesses all Licenses that are necessary to enable it to carry on its operations as presently conducted. All such Licenses are valid, binding and in full force and effect. Except as set forth on Schedule 4.26, the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity. The Company has taken all necessary action to maintain each License. No loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).

4.27 Brokers, Finders and Investment Bankers. Neither the Company, nor the Seller, nor any officer, member, director or employee of the Company nor any Affiliate of the Company, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby, except that the Seller has used a finder, Charles Davanzo, who will be paid 10% of the compensation paid to the Seller. The Seller will indemnify and hold the Purchaser harmless against any and all brokerage, finders and other fees.

4.28 Employee Benefit Plan; Profit Sharing and Incentive Compensation Plans; Bonuses. The Company does not currently have and has never had any Employee Benefit Plan, profit sharing plans or incentive compensation plans. No bonuses are due or accrued, or will be due as of the end of any applicable period hereafter, to any employees or consultants of the Company.

Securities Purchase Agreement

4.29 Data Room; Information Supplied. All copies of and originals of all information, documents, financial statements, agreements and materials provided by the Company (including its Representatives, legal counsels and accountants) or the Seller to the Purchaser (the “Provided Materials”), or their Affiliates or Representatives as part of the due diligence process leading up to the Parties entry into this Agreement were (a) accurate and complete when provided and as of the Closing Date; and (b) did not contain any untrue statement of a material fact, or omit to include any material fact necessary to make the materials provided not misleading. The Seller acknowledges that the Purchaser (and its Affiliates) are relying on the accuracy and completeness of such Provided Materials in connection with its decision to enter into this Agreement and to consummate the transactions contemplated herein.

4.30 Confidentiality. Seller agrees that:

4.30.1 From and after the date hereof, the Seller shall not, and shall cause each of its Affiliates and each of their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than the Purchaser and its Representatives, or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Purchaser and its Representatives, any Confidential Information. The Seller, its Affiliates and their respective Representatives shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is, in the reasonable opinion of the Seller’s counsel, required by Law; provided, however, that, prior to any disclosure required by applicable Law, the Seller shall have, to the extent permitted by Law, provided the Purchaser with prompt written notice of such requirement before making any disclosure so that the Purchaser may waive compliance with the provisions of this Section 4.30.1 or seek an appropriate protective order, and the Seller and the Company shall reasonably cooperate with the Purchaser in connection with obtaining such protective order.

4.30.2 The covenants and undertakings contained in this Section 4.30 relate to matters which are of a special, unique and extraordinary character, and a violation of any of the terms of this Section 4.30 will cause irreparable injury to the Purchaser or Seller, as applicable, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 4.30 will be inadequate. Therefore, the Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 4.30 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 4.30 are cumulative and in addition to any other rights and remedies which the Purchaser may have hereunder or at law or in equity.

4.30.3 If any court of competent jurisdiction in a final, nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 4.30 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy, may be enforced against the Seller and its Affiliates.

Securities Purchase Agreement

4.31 No Indebtedness. As of the date hereof and after the Seller has provided the Release described in Section 4.32, (a) no obligations exist with respect to any Indebtedness of the Company, except as set forth on Schedule 4.11; and (b) no liabilities, Indebtedness, agreements or other obligations are owed between the Company, on the one hand, and the Seller and its Affiliates, on the other hand, except as set forth on Schedule 4.31, all of which will be forgiven in connection with the Release.

4.32 Release.

4.32.1 Seller hereby, for itself and its successors and assigns, releases, acquits and forever discharges the Purchaser, the Company and their subsidiaries and their respective Affiliates, the officers, directors, employees and agents thereof and their respective successors and assigns of and from any and all debts, amounts owed, Claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that the Seller, as of the Closing Date has, owns or holds or has at any time previously had, owned or held against such parties, including, without limitation, all Liabilities created as a result of the, gross negligence and willful acts of the Company or the negligence of the Company or the Seller and their employees and agents, or under a theory of strict liability, existing as of the Closing Date and any amounts owed to the Seller for the repayment of loans or advances made prior to the Company prior to the Closing Date; provided, however, that such release shall not cover (a) any Claims against the Purchaser, or any of its Affiliates (other than the Company) unrelated in any way to the Company; (b) any Claims arising under this Agreement or any other Transaction Document; or (c) any Claims against the Purchaser or any of its Affiliates (other than the Company) resulting from the gross negligence or willful misconduct of the Purchaser or one of its Affiliates (other than the Company). Notwithstanding the foregoing, the releases and other agreements set forth in this Section 4.32 shall not apply to or otherwise limit, restrict or affect the indemnification, exculpation and other obligations set forth in Section 8.2 or in any other document or agreement.

4.32.2 As of the date of this Agreement, Seller hereby represents and warrants that Seller has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of the Claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in Section 4.32.1. Seller represents and warrants that Seller has read and understands all of the provisions of this Section 4.32.1 and that the Seller has been represented by legal counsel of the Seller’s own choosing in connection with the negotiation, execution and delivery of this Agreement.

Securities Purchase Agreement

4.32.3 The release provided by the Seller pursuant to Section 4.32.1 (the “Release”) shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of Law by a released party, including the Purchaser and its Affiliates, officers, directors, employees and agents, and for liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and Liabilities based on theories of strict liability.

4.33 Insurance. To the extent any insurance proceeds are received by Seller or any of its Affiliates (other than the Company) after the Closing with respect to a loss of, or damage to, the assets of, or any Claim against, the Company relating to the Company prior to the Closing (including any insurance proceeds with respect to continuing business interruption experienced by the Company after the Closing), the Seller shall, or shall cause the appropriate Affiliate to, remit such insurance proceeds to the Company or its designee; provided, that the Seller shall not be required to remit any insurance proceeds to the Company with respect to business interruption to the Company prior to the Closing.

4.34 Approval of Agreement. The Directors of the Company shall have authorized the execution and delivery of this Agreement and approved this Agreement and the transactions contemplated hereby.

4.35 Additional Representations, Acknowledgements and Warranties of the Seller Regarding the Purchaser Shares. The Seller represents, acknowledges and warrants the following to the Purchaser:

4.35.1 Seller recognizes that the Purchaser Shares have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Purchaser Shares is registered under the Securities Act or unless an exemption from registration is available. Seller may not sell the Purchaser Shares without registering them under the Securities Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

4.35.2 Seller is acquiring the Purchaser Shares for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Purchaser Shares. No one other than the Seller will have any beneficial interest in said securities. Seller agrees to set forth the terms of its ownership, record address and social security number/EIN on the Share Registration Form, a form of which is attached hereto as Exhibit B (the “Share Registration Forms”);

Securities Purchase Agreement

4.35.3 Seller acknowledges that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, and has completed a Certificate of Accredited Investor Status, in the form attached hereto as Exhibit C (the “Seller Certification”);

4.35.4 Seller is aware of, has received and had an opportunity to review (A) the (i) Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2018; and (ii) the Purchaser’s Quarterly Reports on Form 10-Q and current reports on Form 8-K from January 1, 2019, to the date of such Seller’s entry into this Agreement (which filings can be accessed by going to https://www.sec.gov/search/search.htm, typing “American International Holdings Corp” in the “Purchaser name” field, and clicking the “Search” button), in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of the Purchaser; (B) has, a reasonable time prior to the date of this Agreement, been given an opportunity to review material contracts and documents of the Purchaser and has had an opportunity to ask questions of and receive answers from the Purchaser’s officers and directors and has no pending questions as of the date of this Agreement; and (C) is not relying on any oral representation of the Purchaser or any other person, nor any written representation or assurance from the Purchaser; in connection with each Seller’s acceptance of the Securities and investment decision in connection therewith. Seller acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the Securities Act;

4.35.5 Seller has such knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of an investment in the Purchaser Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Purchaser Shares;

4.35.6 Seller has had an opportunity to ask questions of and receive satisfactory answers from the Purchaser, or any person or persons acting on behalf of the Purchaser, concerning the terms and conditions of this Agreement and the Purchaser, and all such questions have been answered to the full satisfaction of Seller;

4.35.7 Seller recognizes that an investment in the Purchaser is a speculative venture. The ownership of the Purchaser Shares as an investment involves special risks;

4.35.8 Seller realizes that the Purchaser Shares cannot readily be sold as they will be restricted securities and therefore the Purchaser Shares must not be accepted unless Seller has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and Seller can provide for current needs and possible personal contingencies;

Securities Purchase Agreement

4.35.9 Seller confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold the Purchaser Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment;

4.35.10 Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Purchaser Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Purchaser Shares are a suitable investment for itself;

4.35.11 Seller has not become aware of and has not been offered the Purchaser Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Seller’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

4.35.12 Seller confirms and acknowledges that the Company is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Purchaser Shares by Seller, and Seller is solely responsible for determining the status, in its hands, of the Purchaser Shares acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Purchaser Shares;

4.35.13 Seller confirms and acknowledges that the Purchaser Shares will bear the following restrictive legend (or a similar legend):

‘‘THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.’’

4.36 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to the Purchaser by the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

Securities Purchase Agreement

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows as of the date hereof (which shall be automatically re-confirmed as of the Closing Date):

5.1 Organization. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3 Purchaser Capitalization. As of the Closing Date, but prior to giving effect to the issuance of the Purchaser Shares, the authorized capital stock of the Purchaser consists of 195,000,000 shares of common stock, $0.0001 par value per share, of which 27,927,998 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $0.0001 par value per share (such shares, collectively, “Purchaser Preferred Stock”), of which no shares are issued or outstanding.

5.4 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not or will not (as the case may be), violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under, or create in any part the right to terminate, modify or cancel (a) any term or provision of the organizational documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (d) any Law or arbitration award applicable to the Purchaser, except in the cases of clauses (b), (c) and (d) where the violation, conflict, breach, default, loss of benefit or acceleration will not, either individually or in the aggregate, materially delay or impair the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents.

Securities Purchase Agreement

5.5 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Seller and the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in this Agreement, including ARTICLE 4 and the Provided Materials; and (b) none of the Seller, the Company, its Subsidiaries or any other Person has made any representation or warranty as to the Seller, the Company or this Agreement, except as expressly set forth in this Agreement, including ARTICLE 4 (including the related portions of the Schedules.)

5.6 Investment Intent. The Purchaser is acquiring the Company Securities for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act.

5.7 Brokers, Finders and Investment Bankers. Neither the Purchaser, nor an officer, director or employee of the Purchaser nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

5.8 Litigation. There are no Litigation or Claims pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a material adverse effect on the Purchaser, its Subsidiaries or their operations.

5.9 No Integrated Offering. Neither Purchaser nor any Affiliates of Purchaser, nor any Person acting on behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the Purchaser Shares issuable pursuant to this Agreement under the Securities Act or caused this offering of such shares of Purchaser Shares to be integrated with prior offerings by Purchaser for purposes of the Securities Act or any applicable stockholder approval requirements of any authority.

5.10 Foreign Corrupt Practices Act. To the Purchaser’s knowledge, no agent or other person acting on behalf of the Purchaser, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Purchaser (or made by any person acting on its behalf of which the Purchaser is aware) which is in violation of law, or (d) violated in any material respect any provision of the FCPA.

Securities Purchase Agreement

5.11 Compliance with Law.

5.11.1 (i) The Purchaser is, and since December 31, 2018, has been, in compliance with all applicable Laws, except where the failure to do so will not have a Material Adverse Effect on the Purchaser; (ii) the Purchaser has not been charged with, nor received any written notice that it is under investigation with respect to, and, to the Knowledge of the Purchaser, the Purchaser is not now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity; (iii) the Purchaser is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator; (iv) the Purchaser has filed all material reports and has all material Licenses required to be filed with any Governmental Entity on or before the date hereof; and (v) the Purchaser has not failed to comply with any Law or authorization by any Governmental Entity to the extent that such failure is reasonably expected to result in or give rise to: (a) any criminal liability in respect of the Purchaser, or (b) any restrictions, penalties, limitations or other Liens being imposed on the Purchaser or its assets that would result in a Purchaser Material Loss.

5.11.2 The Purchaser and its agents are in compliance with all applicable U.S. and foreign Laws and regulations.

5.12 Title and Related Matters. The Purchaser has good and marketable title to all of its properties, Inventory, interest in properties, and assets, real and personal, free and clear of all Liens, pledges, charges, or Encumbrances except (a) statutory liens or claims not yet delinquent; and (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

5.13 Approval of Agreement. The Directors of the Purchaser have authorized the execution and delivery of this Agreement by the Purchaser and the transactions contemplated hereby.

5.14 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 5 or in any Purchaser Ancillary Documents to which it is a party, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser, or any of its Affiliates or Representatives to the Seller.

Securities Purchase Agreement

5.15 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to the Company by the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 6
JOINT REPRESENTATIONS AND CONFIRMATIONS

6.1 Joint Representations of the Parties. The Seller represents the following to the Purchaser and the Purchaser represents the following to the Seller:

6.1.1 Injunction. No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no Proceeding or lawsuit is commenced and ongoing by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice is received and outstanding from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

6.1.2 Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof are obtained or made.

ARTICLE 7
CLOSING

7.1 Closing. The Parties have executed this Agreement as of the date and year set forth in the introductory paragraph of this Agreement above and the “Closing” shall be deemed to have occurred and taken place at 8:00 a.m. on such date.

7.2 Seller Closing Deliveries. At the Closing the Seller has delivered to the Purchaser the following:

7.2.1 a completed Form of Stock Power and Assignment of Uncertificated Common Stock in the form of Exhibit D hereto;

7.2.2 the organizational record books and minute books of the Company;

7.2.3 the Required Consents;

7.2.4 minutes of the Directors and Stockholders of the Seller confirming and approving the Acquisition, in reasonable form to the Purchaser;

7.2.5 the Seller Ancillary Documents;

Securities Purchase Agreement

7.2.6 a Share Registration Form and Seller Certification;

7.2.7 certificates issued by appropriate Governmental Entities evidencing the status of the Company, as of a date not more than five (5) calendar days prior to the Closing Date, in the jurisdiction of their incorporation, formation or organization, and as of a date not more than five (5) calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each other jurisdiction in which the Company is qualified to conduct business as foreign entities;

7.2.8 the Seller Schedules; and

7.2.9 all other documents required to be entered into by the Company, or the Seller pursuant hereto or reasonably requested by the Purchaser to convey the Company Securities to the Purchaser or to otherwise consummate the transactions contemplated hereby.

7.3 Purchaser Closing Deliveries. At the Closing, the Purchaser has delivered to the Seller the following:

7.3.1 minutes of the Directors of the Purchaser approving the issuance of the Purchaser Shares and approving the Acquisition; and

7.3.2 all other documents required to be entered into by the Purchaser pursuant hereto or reasonably requested by the Seller to otherwise consummate the transactions contemplated hereby.

7.4 Purchaser Post-Closing Deliveries. Within five (5) Business Days of the Closing, the Purchaser shall deliver to the Seller certificates evidencing the Closing Shares.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification Obligations of the Seller. The Seller shall jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Claims, liabilities, obligations, damages, losses, costs, expenses, charges, assessments, interest, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

8.1.1 any breach or inaccuracy of any representation or warranty made by the Seller in this Agreement or the Seller Ancillary Documents;

8.1.2 any breach of any covenant, agreement or undertaking made by the Seller in this Agreement or the Seller Ancillary Documents;

Securities Purchase Agreement

8.1.3 any expenses related to the negotiation and preparation of this Agreement and the transactions contemplated herein and incurred or payable by the Company prior to Closing, including any brokerage or finders’ fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Company (or any Person acting on their behalf) or any Seller in connection with the transactions contemplated hereby;

8.1.4 any environmental Claims arising from any act or omission by the Company or the failure of the Company to comply with any Environmental Law prior to Closing; and

8.1.5 all Taxes (i) of the Company for all Pre-Closing Tax Periods, (ii) of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor) is or was a member on or before the Closing Date, (iii) of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract, or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing, and (iv) on any income resulting from any election by the Company or any under the Code on or before the Closing Date.

The Claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

8.2 Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Claims, liabilities, obligations, losses, damages, costs, expenses, charges, assessments, interest, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

8.2.1 any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document; and

8.2.2 any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document.

The Claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Seller Indemnified Parties described in this Section 8.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

8.3 Calculation of Indemnification Obligations. For purposes of determining (x) whether there has been a breach or inaccuracy of a representation and warranty; and (y) the amount of any Company Losses or Seller Losses, (i) each representation and warranty in this Agreement shall be deemed made without any qualifications or limitations as to materiality and (ii) without limiting the foregoing, the words “material,” “Material Adverse Effect,” and words of similar import shall be deemed deleted from any such representation and warranty.

Securities Purchase Agreement

8.4 Indemnification Procedure.

8.4.1 Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or Proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or Seller Loss (as the case may be), such Indemnified Party shall notify the Purchaser or the Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such audit, investigation, action or Proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in harm to the Indemnifying Party. The Indemnifying Party may, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or Proceeding, assume the defense of such audit, investigation, action or Proceeding, to the extent such audit, investigation, action or Proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any audit, investigation, action or Proceeding if (i) such Claim may result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such Claim are in conflict with one another, and as a result, the Indemnifying Party may not adequately represent the interests of the Indemnified Party in such Claim. If, however, the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or Proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or Proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or Proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or Proceeding. If the Indemnifying Party fails to diligently prosecute the defense of any audit, investigation, action or Proceeding, the Indemnified Party may pay, compromise, and defend such audit, investigation, action or Proceeding and seek indemnification for any and all Claims, liabilities, losses, damages, costs, expenses, penalties, fines, judgments and fees based upon, arising from or relating to such audit, investigation, action or Proceeding. In any audit, investigation, action or Proceeding for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, may participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

Securities Purchase Agreement

8.4.2 No Indemnified Party may settle or compromise any audit, investigation, action or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such Claim pursuant to Section 8.4.1 or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

8.4.3 If an Indemnified Party Claims a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such Claim to the Indemnifying Party. Such notice shall specify the basis for such Claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE 8 or the amount thereof, the Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE 8, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion of the Claim) is estimated, on such later date when the amount of such Claim (or such portion of such Claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such Claim as provided above, as promptly as possible, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such Claim as determined hereunder.

Securities Purchase Agreement

8.5 Claims Period. The Claims Period hereunder for shall begin on the date hereof and terminate twenty-four (24) months after the Closing Date, provided that, the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants and agreements, if any, or until fully performed. Notwithstanding the foregoing, if, before the close of business on the last day of the applicable Claims Period, the Indemnifying Party is properly notified of a Claim for indemnity hereunder and such Claim is not finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

8.6 Liability Limits. Notwithstanding anything to the contrary set forth herein, no Purchaser Indemnified Party shall be indemnified by the Seller under this ARTICLE 8 for any Purchaser Losses and no Seller Indemnified Party shall be indemnified by the Purchaser under this ARTICLE 8 for any Seller Losses with respect to any Claim unless such Claim involves Purchaser Losses or Seller Losses, as applicable, in excess of $50,000 (the “Deductible”), after which the Seller or Purchaser, as applicable, shall be obligated for such aggregate Purchaser Losses or Seller Losses, as applicable, from the first dollar.

8.6.1 The total aggregate amount of the liability of the Seller for Purchaser Losses pursuant to Section 8.1.1, Section 8.1.2 and Section 8.1.3 and of the Purchaser pursuant to Section 8.2.1, shall be limited to $2,000,000 (the “Cap”).

8.6.2 Neither the Deductible nor the Cap shall apply to any Purchaser Losses or Seller Losses (i) which are not expressly subject to the Cap; or (ii) in respect of any fraud Claim.

8.6.3 Payments by an Indemnifying Party pursuant to Section 8.1 or Section 8.2 in respect of any Purchaser Loss or Seller Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such Claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification under this Agreement.

8.6.4 In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, exemplary, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (except to the extent such types of damages constitute losses to a third party as a result of any Claim).

Securities Purchase Agreement

8.6.5 The amount of any indemnity obligation of any Indemnifying Party to the Indemnified Parties provided in this Agreement shall be computed net of any insurance proceeds actually received by an Indemnified Party (net of any deductible amounts, increases in premiums and costs and expenses incurred with respect to such insurance Claims) in connection with or as a result of any Claim giving rise to an indemnification Claim hereunder. If the indemnity amount is paid to the Indemnified Parties by any Indemnifying Party prior to the Indemnified Party’s actual receipt of insurance proceeds related thereto, the Indemnified Party shall, if permissible by the terms of the applicable policy, assign its right to such insurance and allow the Indemnifying Party to pursue collection of such insurance proceeds or, if such payment has been made by any of the Indemnifying Parties, and an Indemnified Party subsequently receives such insurance proceeds, then the Indemnified Party shall promptly pay to or at the direction of the Indemnifying Party the amount of such insurance proceeds subsequently received (net of all related costs, expenses and other losses), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Party. Notwithstanding the foregoing, no Indemnified Party shall be required to (i) pursue such insurance prior to seeking indemnification under this ARTICLE 8 or (ii) commence litigation to recover proceeds under such insurance policies if it is unreasonable do so.

8.6.6 No Indemnified Party shall be entitled to indemnification hereunder for any loss in respect of any Claim to the extent that (i) such loss would not have arisen but for the enactment of any legislation not in effect on the Closing Date or any change of any Law or administrative practice of any Governmental Entity after the Closing Date or any change in any generally accepted accounting principles after the Closing Date, including in each case any legislation or change which takes effect retrospectively, (ii) such loss has arisen as a result of any act or omission by the party seeking indemnification on or after the Closing Date (including without limitation resulting from any change in accounting principles, practices or methodologies) and to the extent of any loss arising from any breach by the party seeking indemnification of its obligations under this Agreement (provided such party’s breach is a principal cause or principal contributing factor to such party’s Losses related thereto), and (iii) such loss is offset by a corresponding gain accruing after the Closing Date, directly or indirectly, to the benefit of the party seeking indemnification, as a direct result of the act, matter, omission or circumstance giving rise to such loss.

8.7 Exclusive Remedy. The Parties agree that, excluding (a) any Claim for injunctive or other equitable relief or (b) any Claim related to fraud by any of the Seller, the Company or the Purchaser in connection with the transactions related to this Agreement, and any Right of Set Off applicable to the Purchaser, the indemnification provisions of this ARTICLE 8 are intended to provide the sole and exclusive remedy as to all Claims either the Seller, on the one hand, or the Purchaser, on the other hand, may incur arising under, from, out of or relating to this Agreement or to the purchase and sale of the Company. Neither Party nor any other Person will have any other entitlement, remedy or recourse, whether in contract or tort, by law or equity. All such other entitlements, remedies and recourse are expressly waived and released by the Parties, to the fullest extent permitted by law. Except as otherwise set out in the first sentence in this Section 8.7, the Parties agree that neither Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Securities Purchase Agreement

ARTICLE 9
CONSTRUCTION; DEFINITIONS

9.1 Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

9.1.1 “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided that, from and after the Closing, (a) the Company shall not be considered an Affiliate of Seller or its Affiliates, and (b) Seller, nor or any of its Affiliates shall be considered an Affiliate of the Company.

9.1.2 “Arbitrator” means an accounting firm or law firm mutually agreed upon by the Purchaser and Seller.

9.1.3 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed in the Cities of Addison, Texas or New York, New York.

9.1.4 “CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and the rules and regulations promulgated thereunder.

9.1.5 “Claim” means any claim (including any product liability, malpractice or errors or omission claim), demand, complaint, cause of action, investigation, inquiry, suit, action, hearing, notice of violation or legal, administrative, arbitrative or other Proceeding.

9.1.6 “Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

9.1.7 “Closing Date” means the date on which the Closing occurs.

9.1.8 “Closing” means the consummation of the transactions contemplated by this Agreement at the date and time set forth in Section 7.1 of this Agreement.

Securities Purchase Agreement

9.1.9 “Code” means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

9.1.10 “Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Registered Intellectual Property.

9.1.11 “Company Material Loss” means liabilities in excess of $10,000.

9.1.12 “Company Real Property” means the Leased Real Property and the Owned Real Property.

9.1.13 “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to, the Company.

9.1.14 “Confidential Information” means any data or information of the Company (including trade secrets) that is used in or valuable to the operation of the Company’s business and is not generally available to the public or competitors.

9.1.15 “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

9.1.16 “Customer Contracts” means (a) all customer contracts and agreements with Customers and (b) all customer contracts and agreements (excluding work orders and purchase orders individually providing, or reasonably expected to provide, revenue to the Company of an amount less than $10,000 annually) for the provision of goods or services by the Company.

9.1.17 “Customer” means each of the 10 largest customers of the Company based on dollar value of revenue generated by such customers for the 12-month period ended on March 31, 2020.

9.1.18 “Directors” means the (i) Board of Directors of a corporation; (ii) the Managers of a limited liability company, if manager managed and the Members of a limited liability company, if member managed; or (iii) the General Partner of a partnership, as applicable, or in each case similar management personnel of the applicable entity, which are authorized to govern the entity and have authority to approve and adopt, among other things, this Agreement and the terms and conditions hereof.

Securities Purchase Agreement

9.1.19 “Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions, or with respect to which such Person has, or may have, any liabilities, providing for employee benefits or for the deferred or noncash remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, salary continuation, sick pay, unemployment benefits, or legal benefit, (d) each deferred compensation, bonus, incentive compensation, supplemental retirement plan, stock purchase, stock option and other equity compensation plan, and (e) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

9.1.20 “Employees” shall mean all employees of the Company as of the Closing.

9.1.21 “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, Lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

9.1.22 “Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

9.1.23 “Environmental Laws” means all federal, state, or local or foreign Laws, Orders, permits, licenses, injunctions, writs, decrees or rulings of any Governmental Entity, relative to or that govern or purport to govern air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances (including Hazardous Materials), pollution or the protection of public health, human health or protection of the Environment, including pollution control, product registration and Hazardous Materials.

9.1.24 “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

9.1.25 “Exhibit” means any exhibit attached to this Agreement.

Securities Purchase Agreement

9.1.26 “FCPA” means the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

9.1.27 “GAAP” means generally accepted accounting principles in the United States of America as applied consistently with the past practices of the Company.

9.1.28 “Governing Documents” means (i) the articles or certificate of incorporation, or certificate of formation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (v) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (vi) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vii) any amendment to any of the foregoing.

9.1.29 “Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any self-regulating body, including a stock exchange, and any related arbitrator.

9.1.30 “Hazardous Materials” means hazardous substances as that term is defined in CERCLA, solid waste, any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, or any other material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, explosive, radioactive, a contaminant or a pollutant or by other words of similar meaning or regulatory effect.

9.1.31 “Indebtedness” means any obligation or other Liability of the Company under or for any of the following (excluding any trade payable): (a) indebtedness with respect to borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) any obligation evidenced by a note, bond, debenture or similar instrument; (c) swap or hedging contract; (d) capital lease or financial lease (but excluding operating leases); (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust, or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any assets; (h) any other deferred purchase price of property or services for which the Company is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which the Company otherwise assures against loss and (i) any interest, fee or expense accrued relating to any of the foregoing, and prepayment or similar penalties and expenses which are payable if such Liability is paid in full as of the Closing Date.

Securities Purchase Agreement

9.1.32 “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable as defined in Section 8.4.1.

9.1.33 “Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all United States of America and foreign patents, patent applications and patent disclosures, together with all reissuances, divisions, renewals, extensions, provisionals, continuations, continuations-in-part and reexaminations thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, research development, formulas, technology, technical data, designs, drawings, specifications, research records, records of inventions, test information and customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), any and all website content, all copyrights, copyright registrations and applications, registrations and renewals therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world. Intellectual Property also includes all recipes and ingredients relating to Products.

9.1.34 “Inventory” means all raw materials, work in process, supplies, parts, spare-parts, labels, ingredients, packaging materials, semi-finished goods, finished goods and other inventories.

9.1.35 “IRS” means the United States Internal Revenue Service.

9.1.36 “Knowledge” means all facts that are known, after reasonable inquiry, (a) with respect to the Seller, by Michael Woloshin; and (b) with respect to the Purchaser, by the Chief Executive Officer of the Purchaser.

9.1.37 “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

Securities Purchase Agreement

9.1.38 “Leased Real Property” means the parcels of real property of which the Company is the lessee (together with all fixtures and improvements thereon).

9.1.39 “Legal Dispute” means any action, suit, arbitration or Proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document, which is not to be settled pursuant to Arbitration as expressly described herein.

9.1.40 “Liability” means any direct or indirect obligation, indebtedness, commitment, expense, Claim, deficiency, endorsement, debt or other Liability of any kind, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, disputed or undisputed.

9.1.41 “Licenses” means all material notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

9.1.42 “Liens” mean all mortgages, liens (statutory or otherwise), pledges, security interests, charges, claims, restrictions, limitations, options, easements, encroachments, rights of first refusal, preemptive rights, conditional sale agreements, or other right to purchase, adverse claims or restrictions or reservations of any kind, including restrictions on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting transfer or any other encumbrance of any kind whatsoever.

9.1.43 “Material Adverse Effect” means any state of facts, change, event, circumstance, effect or occurrence, individually or in the aggregate with other facts, change, event, effect or occurrence, that is or would reasonably likely be materially adverse to the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities), or business of the Company taken as a whole; provided, that none of the following, and no changes, effects, events, circumstances, occurrences or states of facts arising out of or resulting from the following, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect, to the extent the following do not materially and disproportionately impact the Company, taken as a whole, compared to other companies in the industry or industries in which the Company operates, in which case the extent of such material and disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or effects in general economic conditions; (b) changes in Laws or GAAP (or other analogous accounting standards) or the enforcement thereof; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry or industry sectors in which the Company operates; (d) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (e) changes or effects that arise out of or are attributable to the negotiation, execution, public announcement, pendency or performance of this Agreement or the compliance with the provisions thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, but excluding any breach, violation or default, event of default or event of acceleration (or any event or circumstance that with notice, the lapse of time, or both would be or constitute a breach, violation, default, event of default or event of acceleration) or right of first refusal, right of first offer or preferential right that occurs, becomes exercisable or is otherwise triggered upon or as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Acquisition.

Securities Purchase Agreement

9.1.44 “Order” means an order, binding determination, writ, injunction, judgment, plan, stipulation or decree.

9.1.45 “Ordinary Course” means (a) the ordinary course of business of the Company and consistent with the past practices of the Company and (b) not required to be authorized by the managers of the Company, or by any Person exercising similar authority; provided, that material violations of Law or a material violation of the contractual rights of third parties shall not be Ordinary Course.

9.1.46 “Owned Real Property” means the parcels of real property of which the Company is fee title owner (together with all fixtures and improvements thereon), if any.

9.1.47 “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens incurred in the Ordinary Course and not yet delinquent, and (d) in the case of Company Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, easements, mineral leases and reservations, and other minor irregularities in title, none of which, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use or (iii) impair the ability of such parcel to be sold, leased or subleased for its present use. For the avoidance of doubt, except for Liens described in clauses (a) and (b), Liens securing obligations for the payment of money shall not constitute Permitted Liens hereunder.

9.1.48 “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

9.1.49 “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

Securities Purchase Agreement

9.1.50 “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

9.1.51 “Proceeding” means (i) any Claim, cause of action or other proceeding before or filed with a Governmental Entity, (ii) any investigation, inquiry, charge or audit by a Governmental Entity, or (iii) any Order.

9.1.52 “Products” means the products and goods, manufactured, marketed, distributed and/or sold by the Company, previously and/or as of the Closing Date, and any products currently in development by the Company.

9.1.53 “Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents which the Purchaser is party to.

9.1.54 “Purchaser Indemnified Parties” means the Purchaser and its Affiliates, each of their respective Representatives and each of the heirs, personal representatives, successors and assigns of any of the foregoing.

9.1.55 “Purchaser Securities” has the meaning given to such term in Section 2.1.

9.1.56 “Receivables” means the Company’s accounts receivables as of the Closing Date.

9.1.57 “Registered Intellectual Property” means all United States of America and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

9.1.58 “Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, except that “Release” shall not include the foregoing such events or occurrences to the extent it is authorized by or not in violation of Environmental Law and there is no requirement to give notice to any Governmental Entity.

9.1.59 “Representatives” means, with respect to a Person, such Person’s Affiliates and their respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

Securities Purchase Agreement

9.1.60 “Right of Set Off” means, subject to the terms and conditions set forth in this Agreement, the right of any Set Off Right Holder (as defined in Section 2.2) to set off against any unpaid amount due from the Seller pursuant to ARTICLE 8, certain amounts due to the Seller under Section 1.1.1.

9.1.61 “Schedule” means any schedule attached to this Agreement.

9.1.62 “SEC” means Securities and Exchange Commission.

9.1.63 “Securities Act” means the Securities Act of 1933, as amended.

9.1.64 “Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Seller or any Affiliate of the Seller in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents.

9.1.65 “Seller Indemnified Parties” means the Seller and its Affiliates, each of their respective Representatives and each of the heirs, personal representatives, successors and assigns of any of the foregoing.

9.1.66 “Seller Schedules” means the various schedules of the Seller as described in ARTICLE 4.

9.1.67 “Subsidiary” or “Subsidiaries” means any or all Persons of which the Company (or other specified Person) shall own directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) a majority of the economic interests of such Person.

9.1.68 “Supplier” means each of the 10 largest suppliers or service providers to the Company based on the dollar value of materials or services purchased by the Company for the 12-month period ended on March 31, 2020.

9.1.69 “Tax Benefit” means any refund received by a Person of Taxes previously paid, and any credit applied to reduce otherwise required Tax payments of a Person, including any refund or reduction in estimated Tax payments.

9.1.70 “Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

Securities Purchase Agreement

9.1.71 “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, License, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity.

9.1.72 “Transaction Documents” shall mean this Agreement, the Share Registration Form, Seller Certification, Stock Power and Assignment of Uncertificated Common Stock form and any other agreement contemplated by this Agreement to which the Purchaser or the Seller are a party.

9.1.73 “Transfer” means offer for sale, sell, pledge, hypothecate, transfer, assign or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law) of any Purchaser Shares or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Purchaser Shares, whether any such transaction is to be settled by delivery of Purchaser Shares or other securities, in cash or otherwise.

9.1.74 “Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1 Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 10.1, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 10.1, but which acknowledgement of acceptance shall also include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable Party or parties at the address specified below, subject to notice of changes thereof from any Party with at least ten (10) Business Days’ notice to the other Parties. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Securities Purchase Agreement

If to the Purchaser:
American International Holdings Corp.
3990 Vitruvian Way
Suite 1152
Addison, Texas 75001
Attention: Jacob Cohen, President
email: jacob@amihcorp.com

With copy to (which shall not constitute notice):
The Loev Law Firm, PC
Attn: David M. Loev and John S. Gillies
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Fax: (713) 524-4122
Email: dloev@loevlaw.com; and john@loevlaw.com

If to the Seller, to:

Global Career Networks
1858 Pleasantville Road
Briarcliff Manor NY 10510
Email: mcwjasper@gmail.com

With copy to (which shall not constitute notice to):
Robinson Brog Leinwand Greene
Genovese & Gluck P.C.
Attn: Stephanie L. Salvatore, Esq.
875 Third Avenue, 9th Floor
New York, New York 10022
212-603-6396
sls@robinsonbrog.com

10.2 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

10.3 Assignment; Successors in Interest. No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Securities Purchase Agreement

10.4 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

10.5 Publicity. Purchaser, and no other party, shall control, direct or make any public announcement, including the initial press release, regarding this Agreement and the transactions contemplated hereby except as may be required by applicable Law or by any Governmental Entity; provided, however, if the Company or the Seller believe they are required by applicable Law or by any Governmental Entity to make a public statement regarding this Agreement or any of the transactions contemplated hereby such party shall use commercially reasonable efforts to first consult with the Purchaser. Seller and Company shall allow Purchaser first to review the text of any such public statement.

10.6 Arbitration. Any matter expressly subject to Arbitration as provided above, shall be resolved in accordance with the procedures set forth in this Section 10.6. The Parties shall engage the Arbitrator and submit such disputed matters to the Arbitrator for resolution by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) sitting in Dallas, Texas and according to the JAMS Rules for Commercial Arbitration. Such resolution shall be final and binding on the Parties. The Arbitrator’s review shall be limited to the items or amounts that have been identified as items or amounts as to which the Purchaser and the Seller have been unable to agree, and the Arbitrator shall consider only the written materials submitted by the Purchaser and the Seller and the applicable provisions of this Agreement (i.e., the Arbitrator will not conduct an independent review). The Arbitrator shall use commercially reasonable efforts to complete its work within sixty (60) days following its engagement. The fees, costs and expenses of the Arbitrator (1) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (2) shall be borne by the Seller (or such other applicable Persons subject to such Arbitration hereunder) in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Purchaser or Seller (or such other applicable Persons subject to such Arbitration hereunder)(as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted; provided that if such dispute subject to Arbitration does not involve a dollar amount in dispute, each party shall bear 50% of such Arbitration costs.

10.7 Mediation.

10.7.2 Any Legal Dispute shall be resolved in accordance with the procedures set forth in this Section 10.7 and Section 10.8, unless expressly provided otherwise in this Agreement. Until completion of such procedures, no Party may take any action to force a resolution of a Legal Dispute by any judicial or similar process, except to the extent necessary to avoid expiration of a Claim that is permitted by this Agreement.

Securities Purchase Agreement

10.7.3 Any party seeking resolution of a Legal Dispute shall first submit the Legal Dispute for resolution by mediation pursuant to the Center of Public Resources Model Procedure for Mediation of Business Disputes as then in effect. Mediation will take place in Dallas, Texas and will continue for at least sixty (60) days unless the mediator chooses to withdraw sooner.

10.7.4 All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Legal Dispute shall be deemed to have been delivered in furtherance of a Legal Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Proceeding for the resolution of the Legal Dispute.

10.8 Governing Law; Consent to Jurisdiction; Waiver of Trial By Jury; Etc.

10.8.1 This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Nevada without reference to its choice of law rules.

10.8.2 Each Party hereby irrevocably consents and agrees that, if any Legal Dispute is not resolved by mediation undertaken pursuant to Section 10.7, such Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Texas or the federal courts located in Dallas, Texas. In that context, and without limiting the generality of the foregoing, each Party hereby irrevocably and unconditionally (i) consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or Proceeding; (ii) waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding that is brought in any such court has been brought in an inconvenient forum; and (iii) waives any objection to service of process effected in accordance with Section 10.1 or any means allowable under Texas law or procedure. During the period a Legal Dispute is pending before a court, all actions, suits or Proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. In the event a Legal Dispute is brought pursuant to this Section 10.8.2, each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or Proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or Proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or Proceeding is improper. A final judgment in any action, suit or Proceeding described in this Section 10.8.2 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Securities Purchase Agreement

10.8.3 EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SELLER ANCILLARY AGREEMENTS OR THE PURCHASER ANCILLARY AGREEMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE SELLER ANCILLARY AGREEMENTS AND THE PURCHASER ANCILLARY AGREEMENTS AND ANY OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.3.

10.9 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

10.10 Amendment. This Agreement may not be amended, modified or supplemented, except by written agreement of the Parties.

10.11 Enforcement of Certain Rights. Except as expressly provided herein nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or Liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof (except as expressly set forth herein).

Securities Purchase Agreement

10.12 Waiver. Any agreement on the part of either Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by either Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by either Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

10.13 Integration. THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT HERETO, INCLUDING THE EXHIBITS AND SCHEDULES HERETO, SUPERSEDE ALL NEGOTIATIONS, AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT THERETO.

10.14 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other Party the benefits hereof.

10.15 Transaction Costs. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

10.16 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); (f) the terms “year” and “years” mean and refer to calendar year(s); and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it. Accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Securities Purchase Agreement

10.17 No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

10.18 Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

10.19 Electronic Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Securities Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

American International Holdings Corp..

By:
Name:	Jacob Cohen
Title:	Chief Executive Officer

SELLER:

Global Career Networks Inc

Michael Woloshin
Chief Executive Officer
100% Owner of Life Guru, Inc.

Securities Purchase Agreement